EXHIBIT 8.1

May 4, 2012

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis TN 38138

Re:	Mid-America Apartment Communities, Inc.’s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We are acting as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of the Company’s shares of common stock, $0.01 par value per share (“Common Stock”); one or more series of its shares of preferred stock, $0.01 par value per share (the “Preferred Stock”); debt securities of the Company (the “Debt Securities”); and Depositary Shares representing fractional interests in shares of Preferred Stock (the “Depositary Shares”). The Common Stock, the Preferred Stock, the Debt Securities and the Depositary Shares are referred to collectively herein as the “Securities,” all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is Mid-America Apartments, L.P. (the “Operating Partnership”).

The Operating Partnership and the Company currently own equity interests in 158 existing and operating multifamily properties (the “Existing Properties”). The Company owns the Existing Properties directly or indirectly through its qualified REIT subsidiaries (“QRSs”), subsidiary limited partnerships (including the Operating Partnership) or limited liability companies (collectively, the “Property Partnerships”), in each case listed on Exhibit A hereto. The Company is a participant in a joint venture with Fannie Mae (the “Fannie Mae Joint Venture”). The Company has a 1/3 interest in the Fannie Mae Joint Venture, which owns two properties. In connection with the Fannie Mae Joint Venture, the Company will earn a management fee of 4% of revenues, an asset management fee of 1% on equity invested and a promote fee for investment returns above 10%. The Company is also a participant in a joint venture with a private equity group (the “Joint Venture II”). The Company has a 1/3 interest in the Joint Venture II, which owns five properties. In connection with the Joint Venture II, the Company will earn fees for property management, asset management, acquisition and a promote fee for investment returns that exceed certain thresholds. The Company also is an indirect owner of MAA of Copper Ridge, Inc., (“MAA of Copper Ridge”) a taxable REIT subsidiary (“TRS”), wholly owned by the Operating Partnership.

In giving the opinion set forth below, we have examined the following:

1.      the Company’s Charter, as amended and restated to date;

2.      the Company’s Bylaws, as amended and restated to date;

3.      the Registration Statement and the Prospectus, in the form filed with the Commission pursuant to the Act;

4.      the governing documents of the Property Partnerships, the Fannie Mae Joint Venture and the Joint Venture II;

5.      the Ownership Limit Waiver Agreement dated June 6, 2011 by and between the Company and Invesco Advisers, Inc.;

6.      the Ownership Limit Waiver Agreement dated May 2, 2011 by and between the Company and FMR, LLC;

7.      the Ownership Limit Waiver Agreement dated September 1, 2011 by and between the Company and BlackRock, Inc.;

8.      the Ownership Limit Waiver Agreement dated September 6, 2011 by and between the Company and The Vanguard Group, Inc.; and

9.      such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed generally that:

1.      Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2.      Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.

3.      Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreements of the Property Partnerships (the “Partnership Agreements”) and the governing documents of the Property Partnerships, and the transactions contemplated thereby.

4.      Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

5.      Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

6.      During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date above and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

7.      The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

8.      No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. Where such representations involve matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussions in the Registration Statement under the caption “Federal Income Tax Considerations” and “Certain Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust pursuant to Sections 856 through 860 of the Code for its taxable years ended December 31, 1994 through December 31, 2011, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code for its taxable year ending December 31, 2012 and in future taxable years; and

(b) the description of the law contained in the Registration Statement under the caption “Federal Income Tax Considerations” and “Certain Material U.S. Federal Income Tax Considerations” is correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Company’s securities.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:  /s/ Robert J. DelPriore

Robert J. DelPriore

Authorized Representative

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE BY THIS LAW FIRM WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS ADVICE WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE ADDRESSEE OR ANY OTHER PERSON, FOR THE PURPOSE OF (A) AVOIDING UNITED STATES FEDERAL TAX PENALTIES, OR (B) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TAX-RELATED MATTER ADDRESSED HEREIN.

EXHIBIT A

QUALIFIED REIT SUBSIDIARIES

MAACOD Inc.

PROPERTY PARTNERSHIPS

MAAC of Duval LP

Mid America Apartments LP

Mid America Apartments of Duval LP

Stone Ranch at Westover Hills, LLC

MAA Holdings, LLC

Paddock Club Florence LP

Woods of Post House LP

MAA BRIK, LLC

MAA Holdings II, LLC

MAA TANC, LLC

La Valencia at Starwood, LLC

MMFII Legacy at Western Oaks, LLC